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Exhibit 8 to Nokia Corporation's Form 20-F for the fiscal year ended December 31, 2001

The following is a list of Nokia's significant subsidiaries as of December 31, 2001:

Company	Country of Incorporation
Nokia Inc.	United States
Nokia GmbH	Germany
Nokia UK Limited	England & Wales
Nokia TMC Limited	South Korea
Beijing Nokia Mobile Telecommunications Ltd	China
Nokia Finance International B.V.	The Netherlands
Nokia Komárom Kft	Hungary
Nokia do Brazil Technologia Ltda	Brazil
Nokia Italia Spa	Italy
Nokia France S.A.	France
Dongguan Nokia Mobile Phones Company Ltd	China
Beijing Nokia Hang Xing Telecommunications Systems Co. Ltd	China

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Exhibit 8 to Nokia Corporation's Form 20-F for the fiscal year ended December 31, 2001